________________________________

CHANGE IN CONTROL AGREEMENT

BETWEEN

«Name»

AND

PILGRIM’S PRIDE CORPORATION

1. Certain Definitions 1

2. Employment Period 2

3. Terms of Employment 2

4. Termination of Employment 4

(a) Death or Disability 4

(b) Cause 5

(c) Good Reason 6

(d) Notice of Termination 6

(e) Date of Termination 7

5. Obligations of the Company upon Termination 7

(a) Termination by Executive for Good Reason; Termination by the Company Other than for Cause or Disability 7

(b) Death or Disability 8

(c) Cause; Other than for Good Reason 8

(d) Expiration of Employment Period 8

6. Non-Exclusivity of Rights 9

7. Full Settlement; No Mitigation 9

8. Costs of Enforcement 9

9. Certain Additional Payments by the Company 9

10. Restrictions on Conduct of Executive 11

(a) General 11

(b) Definitions 12

(c) Restrictive Covenants 13

(d) Enforcement of Restrictive Covenants 14

11. Arbitration 14

12. Successors 15

13. Miscellaneous 15

(a) Governing Law 15

(b) Captions 15

(c) Amendments 15

(d) Notices 15

(e) Severability 16

(f) Withholding 16

(g) Waivers 16

(h) Status Before and After Effective Date 16

CHANGE IN CONTROL AGREEMENT

AGREEMENT by and between Pilgrim’s Pride Corporation, a Delaware corporation (the "Company") and «Name» ("Executive"), dated as of «DateSigned» (the "Agreement").

The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

  Certain Definitions .

    "Effective Date" shall mean the first date during the Change in Control Period (as defined in Section l(c) hereof) on which a Change in Control (as defined in Section 1(b) hereof) occurs. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company is terminated within three months prior to the date on which a Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control and if the Change in Control is consummated, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

    "Change in Control" shall mean the occurrence of any of the following events: (i) a direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "Person" or "group" (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Pilgrim Family or a direct or an indirect subsidiary of the Company) as an entirety or substantially as an entirety in one transaction or series of transactions; (ii) the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Company is a party the result of which is that immediately after such transaction the stockholders of the Company immediately prior to such transaction hold less than 50.1% of the total voting power generally entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction; (iii) any "Person" or "group" (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Pilgrim Family, becomes the ultimate "beneficial owner," as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 50% of the total voting power generally entitled to vote in the election of directors, managers or trustees of the Company on a fully-diluted basis; (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the members of the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; or (v) the adoption of a plan for the liquidation or dissolution of the Company. For purposes hereof, the Pilgrim Family shall be deemed to be a "beneficial owner" of the voting power generally entitled to vote in the election of directors, managers or trustees of the Company if the Pilgrim Family either directly or indirectly legally or beneficially own such voting power.

    "Change in Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change in Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the Change in Control Period shall not be so extended.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Employment Period" means «EmploymentPeriod», provided, however, that the Employment Period shall terminate upon Executive’s termination of employment for any reason.

    "Person" shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

    "Pilgrim Family" means Lonnie A. "Bo" Pilgrim, his spouse, his issue, his estate, and any trust, partnership (including, without limitation, Pilgrim Interests Ltd.) or other entity primarily for the benefit of him, his spouse and/or issue, including any direct or indirect trustee, managing partner or such other Person serving a similar function.

  Employment Period . The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the last day of the Employment Period.

  Terms of Employment .

      Position and Duties .

        During the Employment Period, (A) Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) Executive’s services shall be performed at the location (or locations) where Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location (or locations).

        During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company.

      Compensation .

        Base Salary. During the Employment Period, Executive shall receive an annual base salary ("Annual Base Salary") at a rate at least equal to the rate of base salary in effect on the date of this Agreement or, if greater, on the Effective Date, paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliated companies. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve months after the last salary increase awarded to Executive prior to the Effective Date and thereafter at least annually (the date of such review being referred to herein as the "Annual Review Date"). Within 30 days after each Annual Review Date, Executive's Annual Base Salary immediately prior to such Annual Review Date shall be increased, effective as of such Annual Review Date, by an amount not less than a percentage increase equal to at least 75% of the annual percentage increase, if any, in the cost of living for the preceding year based upon the U.S. Consumer Price Index-All Items-U.S. Cities Average, All Urban Consumers (2008=100) published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "CPI"). In the event the CPI ceases to be published, the most comparable substitute will be used thereafter as selected by the mutual agreement of the parties. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

        Annual Bonus. In addition to Annual Base Salary, Executive shall be provided, for each fiscal year ending during the Employment Period, an annual bonus opportunity at least equal to Executive’s highest bonus opportunity under the Pilgrim's Pride Corporation Performance Bonus Plan, or any comparable bonus opportunity under any predecessor or successor plans, for the last full fiscal year prior to the Effective Date (annualized in the event that Executive was not employed by the Company for the whole of such fiscal year). Each annual bonus payable under this Section 3(b)(ii) shall be paid no later than two and one-half months into the fiscal year next following the fiscal year for which the annual bonus is awarded, unless Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that satisfies the requirements of Section 409A of the Code.

        Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

        Acceleration of Vesting of Equity Awards. Notwithstanding anything to the contrary in any applicable award agreement, upon the Effective Date, (A) all of Executive’s outstanding stock options and other equity awards in the nature of rights that may be exercised shall become fully vested and exercisable, (B) all time-based vesting restrictions on Executive’s outstanding equity awards shall lapse, and (C) the target payout opportunities attainable under all of Executive’s outstanding performance-based equity awards shall be deemed to have been fully earned as of the Effective Date based upon an assumed achievement of all relevant performance goals at the "target" level and there shall be a prorata payout to Executive or his or her estate within 30 days following the Effective Date based upon the length of time within the performance period that has elapsed prior to the Effective Date. To the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding equity award.

        Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s eligible dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

        Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

        Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

        Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

  Termination of Employment .

      Death or Disability . Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, "Disability" shall mean the inability of Executive, as determined by the Board, to perform the responsibilities and functions of the position held by Executive, with or without reasonable accommodation, by reason of any medically determined physical or mental impairment which has lasted (or can reasonably be expected to last) for a period of not less than one hundred eighty (180) consecutive days. At the request of Executive or his or her personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his or her personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his or her Disability.

      Cause . The Company may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, a termination shall be considered to be for "Cause" if Executive is terminated upon the occurrence after the Effective Date, as determined by the Board, of any one of the following specific material acts or failure to act by Executive:

        Executive’s conviction in a court of law of, or entry of a guilty plea or plea of no contest, to a felony charge (regardless of whether subject to appeal);

        the willful and continued failure of Executive to perform substantially Executive’s duties (as contemplated by Section 3(a) hereof) with the Company or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness or following Executive’s delivery of a Notice of Termination for Good Reason);

        any willful act that constitutes, on the part of Executive, fraud, dishonesty in any material respect, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty;

        willful disregard or continued breach in any material respect of published Company (or of any of its affiliated companies) policies and procedures, codes of ethics or business conduct or any material duty or obligation under Section 10(c) hereof;
      provided, however, that in the case of (ii) and (iv) above, such conduct or omission shall not constitute "Cause" unless the Board, the Chief Executive Officer or the Company shall have delivered to Executive notice identifying with specificity (A) the conduct or omission the Board, Chief Executive Officer or the Company believes constitutes "Cause," (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than 30 days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within the specified time.

      For purposes of this Section 4(b), no act, or failure to act, on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of any of the conduct described in Section 4(b)(i) through (iv), and specifying the particulars thereof in detail (references in this Section 4(b) to the Board shall refer to any successor board of directors if the Board is no longer constituted).

      Good Reason . Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

        the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice;

        any failure in any material respect by the Company to comply with any of the provisions of Section 3(b) hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

        the Company’s requiring Executive to be based at any office or location other than as provided in Section 3(a)(i)(B) hereof, (ii) to be based at a location other than the principal executive offices of the Company if Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

        any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement;

        any failure by the Company to comply with and satisfy Section 12(c) hereof; or

        any other material breach by the Company of any provision of this Agreement.
      A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice identifying with specificity the occurrence claimed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the event supporting the basis for a termination for Good Reason as identified by Executive. Executive’s mental or physical incapacity following the occurrence of an event described in Sections 4(c)(i) through (vi) hereof shall not affect Executive’s ability to terminate employment for Good Reason.

      Notice of Termination . Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(d) hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

      Date of Termination . "Date of Termination" means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination, and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be. The Company and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that any termination described in this Section 4 constitutes a "separation from service" within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the "Date of Termination."

  Obligations of the Company upon Termination .

      Termination by Executive for Good Reason; Termination by the Company Other than for Cause or Disability . If, during the Employment Period, the Company terminates Executive’s employment other than for Cause or Disability, or Executive terminates his or her employment for Good Reason during the 270-day period following the occurrence of an event giving rise to Good Reason:

        the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

          the sum of (1) Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has not been paid as of the Date of Termination, (3) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations") and (4) the product of (x) Executive’s target annual incentive bonus for the fiscal year in which the Date of Termination occurs or if none, the target annual incentive bonus for the year in which the Change in Control occurred ("Target Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Pro Rata Bonus"); provided, however, that, notwithstanding the foregoing, if Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the annual bonus described in clause (2) above, then for all purposes of this Section 5, such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (2), and such portion shall not be considered as part of the "Accrued Obligations" but shall instead be an "Other Accrued Benefit" (as defined below); and

          an amount equal to «CIC Factor», times the sum of Executive’s Annual Base Salary and Target Annual Bonus; and

        Provided Executive timely elects coverage, the Company shall pay for the premiums to maintain group coverage for Executive and his or her dependents under the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for eighteen (18) months after the Date of Termination, or until Executive becomes eligible for group insurance benefits from another employer (including self-employment), whichever occurs first. Executive understands that Executive has an obligation to inform the Company if Executive receives group coverage from another employer and that Executive may not increase the number of designated dependants if any, during this period of Company-paid coverage unless Executive does so at Executive’s own expense. The period of such Company-paid COBRA coverage shall be considered part of Executive’s COBRA coverage entitlement period, and may, for tax purposes, be considered income to Executive; and

        to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Accrued Benefits (as defined in Section 6 hereof).
      Notwithstanding the foregoing provisions of this Section 5(a), in the event that as of the Date of Termination Executive is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a "Specified Employee"), amounts or benefits that are deferred compensation subject to Section 409A, as determined in the sole discretion of the Company, that would otherwise be payable or provided under Sections 5(a)(i) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations and Other Accrued Benefits) shall instead be paid or provided, with interest on any delayed payment at the prime lending rate prevailing at such time, as published in the Wall Street Journal, on the first business day after the date that is six months following Executive’s "separation from service" within the meaning of Section 409A of the Code.

      Death or Disability . If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Accrued Benefits. Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Accrued Benefits, the term Other Accrued Benefits as used in this Section 5(b) shall include, without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death or disability benefits, if any, as are applicable to Executive on the Date of Termination.

      Cause; Other than for Good Reason . If Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive the Accrued Obligations and any Other Accrued Benefits, in each case to the extent theretofore unpaid. If Executive voluntarily terminates employment during the Employment Period, excluding a resignation for Good Reason, this Agreement shall terminate without further obligations to Executive, other than the obligation to pay to Executive the Accrued Obligations and any Other Accrued Benefits, in each case to the extent theretofore unpaid.

      Expiration of Employment Period . If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Accrued Benefits.

  Non-Exclusivity of Rights . Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination ("Other Accrued Benefits") shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement. Anything to the contrary in the foregoing or in this Agreement, if Executive receives payments and benefits pursuant to Section 5(a)(i) hereof, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliated companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

  Full Settlement; No Mitigation . The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

  Costs of Enforcement . The Company shall reimburse Executive, on a current basis, for all reasonable legal fees and related expenses incurred by Executive in connection with this Agreement, including, without limitation, all such fees and expenses, if any, incurred (i) by Executive in contesting or disputing any termination of Executive’s employment, or (ii) Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Executive’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Executive shall be required to repay to the Company any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith. In addition, Executive shall be entitled to be paid all reasonable legal fees and expenses, if any, incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit hereunder. All such payments shall be made within five business days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

  Certain Additional Payments by the Company .

    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
    Notwithstanding the foregoing provisions of this Section 9(a), with respect to each Executive (other than the Chairman, the CEO, the COO and the CFO), if the Parachute Value (as defined below) of all Payments does not exceed 110% of such Executive’s Safe Harbor Amount (as defined below), then the Company shall, at its option, not pay Executive a Gross-Up Payment, and the Payments due under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Payments due under this Agreement are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made and the Gross-Up Payment shall be made. The reduction of the Payments due hereunder, if applicable, shall be made by first reducing the Payments under Section 5(a)(i)(B), unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Accounting Firm (as defined in Section 9(b) below) as of the date of the Change in Control for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code. For purposes of this Section 9, the "Parachute Value" of a Payment means the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment. For purposes of this Section 9, Executive’s "Safe Harbor Amount" means one dollar less than three times Executive’s "base amount" within the meaning of Section 280G(b)(3) of the Code.

    Subject to the provisions of Section 9(c) hereof, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made in accordance with the principles of Section 280G of the Code by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

    Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

        give the Company any information reasonably requested by the Company relating to such claim,

        take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions to this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 9(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  Restrictions on Conduct of Executive .

      General . Executive and the Company understand and agree that the purpose of the provisions of this Section 10 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his or her labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the employment and post-employment restrictions set forth in this Section 10 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 10 are reasonable and that they do not, and will not, unduly impair his or her ability to earn a living after the termination of this Agreement.
      Therefore, Executive shall be subject to the restrictions set forth in this Section 10.

      Definitions . The following capitalized terms used in this Section 10 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
      "Competitive Position" means any employment or consulting arrangement with a Competitor in which Executive will use or is likely to use any Confidential Information or Trade Secrets, or in which Executive has duties for such Competitor that are the same or similar to those services actually performed by Executive for the Company;

      "Competitor" means the business units of the following entities engaged in poultry production (including without limitation broiler production, processing, sales and marketing): Tyson Foods, Inc.; Perdue Farms, Inc.; Wayne Farms LLC; Sanderson Farms, Inc. and each successor and assign of such business units that is engaged in such poultry production to the extent such successor or assign is among the five largest producers in the poultry industry measured by the volume of poultry production.

      "Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company or any of its affiliated companies; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; customer files, data and financial information, details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

      "Determination Date" means the Date of Termination or any earlier date (during the Employment Period) of an alleged breach of the Restrictive Covenants by Executive.

      "Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

      "Principal or Representative" means a principal, owner, partner; stockholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

      "Protected Employees" means employees of the Company who were employed by the Company or its affiliated companies at any time within six months prior to the Determination Date, other than those who were discharged by the Company or such affiliated employer without cause.

      "Restricted Period" means «RestrictedPeriod», from the Date of Termination; provided, however, that the Restricted Period shall end with respect to the covenants in clauses (ii) and (iii) of Section 10(c) on the 60th day after the Date of Termination in the event the Company breaches its obligation, if any, to make any payment required under Section 5(a)(i).

      "Restricted Territory" means the States of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, South Carolina, Tennessee, Texas, Virginia and West Virginia and Mexico.

      "Restrictive Covenants" means the restrictive covenants contained in Section 10(c) hereof.

      "Third Party Information" means confidential or proprietary information subject to a duty on the part of the Company or its affiliated companies to maintain the confidentiality of such information and to use it only for certain limited purposes.

      "Trade Secret" means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a "trade secret(s)" under the common law or statutory law of any of the States of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, South Carolina, Tennessee, Texas, Virginia and West Virginia and Mexico.

      Restrictive Covenants .

        Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated companies, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time beginning on the date of this Agreement and continuing during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly; at any time, during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or herself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
        Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information or any Trade Secret that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

        Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that beginning on the date of this Agreement and continuing during the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or any of its affiliated companies or to enter into employment with any other Person.

        Noncompetition with the Company. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly, seek or obtain a Competitive Position in the Restricted Territory. Executive acknowledges that in the performance of his or her duties for the Company he or she is charged with operating on the Company’s behalf throughout the Restricted Territory and he or she hereby acknowledges, therefore, that the Restricted Territory is reasonable.

      Enforcement of Restrictive Covenants .

        Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be independent of any others and severally enforceable, and shall be in addition to and not in lieu of, any other rights and remedies available to the Company at law or in equity.

        Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

  Arbitration Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section 11 shall prohibit the Company from exercising its right under Section 10 hereof to pursue injunctive remedies with respect to a breach or threatened breach of the Restrictive Covenants. The arbitration shall be conducted in Dallas, Texas, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §l, et. seq. Any award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction. Any fees and related expenses associated with the cost of arbitration will be borne by the Company. Subject to the preceding provisions of this Section 11, the courts of Dallas County, Texas shall have exclusive jurisdiction and be the venue of all disputes between the Company and Employee whether such disputes arise from this Agreement or otherwise. In addition, Employee expressly waives any right to sue or be sued in the county of Employee's residence and consents to venue in Dallas County, Texas.

  Successors .

    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

  Miscellaneous .

      Governing Law . This Agreement, and all disputes and controversies arising hereunder or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws that would apply any other law.

      Captions . The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

      Amendments . This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      Notices . All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
      If to Executive: «Name»

      «MailingAddress»

      «City», «State» «Zip»

      If to the Company: Pilgrim’s Pride Corporation

      4845 US Highway 271 North

      Pittsburg, TX 75686

      Attention: Executive Vice President Human Resources

      or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

      Severability . The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      Withholding . The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      Waivers . Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

      Status Before and After Effective Date . Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is "at will" and, subject to Section 1(a) hereof, Executive’s employment and/or this Agreement may be terminated by either Executive or the Company at any time prior to the Effective Date, in which case Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

«Name»

PILGRIM’S PRIDE CORPORATION

By:

b
«SigningOfficerName»

«SigningOfficerTitle»